SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934




         Date of Report (Date of earliest event reported): June 25, 1998


                               EASTERN ENTERPRISES
             (Exact name of registrant as specified in its charter)


Massachusetts                     1-2297                       04-1270730
(State or other            (Commission File Number)           (IRS Employer
jurisdiction of                                            Identification No.)
incorporation)


                  9 Riverside Road, Weston, Massachusetts 02193
                  (Address of principal executive offices)(Zip Code)


        Registrant's telephone number, including area code (781) 647-2300


                                      None
          (Former name or former address, if changed since last report)

Item 1 through 4 and Items 6, 7(a) and (b), 8 and 9.  Not Applicable.



Item 5.  Other Events

          Incorporated herewith is one PRESS RELEASE attached hereto as Exhibit 99.1.



Item 7.  Financial Statements and Exhibits

          (c)     Exhibits

                  99.1 -- PRESS RELEASE

                                    SIGNATURE




         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                                         EASTERN ENTERPRISES


Date:  June 29, 1998                            By:    /s/ Walter J. Flaherty
                                                           Walter J. Flaherty
                                                 Senior Vice President and CFO

                                  EXHIBIT INDEX



         Exhibits                                             Page


         99.1 -- Press Release                                            5

                                                            Exhibit 99.1


              U.S. SUPREME COURT DECLARES COAL ACT UNCONSITUTIONAL
                        AS APPLIED TO EASTERN ENTERPRISES

         Weston,  MA.  -- June  25,  1998 --  Eastern  Enterprises  (NYSE:  EFU)
announced  today  that the U.S.  Supreme  Court,  in a decision  announced  this morning, overturned the First Circuit Court of Appeals' decision in Eastern Enterprises v. Kenneth Apfel, et al., declaring the Coal Industry Retiree Health Benefit Act of 1992 (the Coal Act) unconstitutional as applied to Eastern. Eastern had asserted that the Coal Act violated the Due Process and Takings clauses of the Constitution due, in part, to its unprecedented retroactivity. The Coal Act required all companies that signed coal miner collective bargaining agreements back to 1946 to pay premiums for lifetime health benefits for retired miners and their dependents even though such benefits were not contractually provided for until 1978.
         In writing for the majority opinion, Justice O'Connor stated, "In enacting the Coal Act, Congress was responding to a serious problem with the funding of health benefits for retired coal miners. While we do not question Congress' power to address that problem, the solution it crafted improperly places a severe, disproportionate, and extremely retroactive burden on Eastern. Accordingly, we conclude that the Coal Act's allocation of liability to Eastern violates the Takings Clause, and that [the statute] should be enjoined as applied to Eastern."
         Eastern's Chairman and Chief Executive Officer, J. Atwood Ives, commented, "We are extremely gratified by the Supreme Court's decision which recognized the inherent unfairness of the Coal Act. With the removal of the potential liability imposed on Eastern by the Coal Act, we can focus all of our energy and financial resources on enhancing shareholder value."
         Beginning in 1993, Eastern established reserves totaling $80 million to fund this liability. As a result of today's Supreme Court decision, Eastern will reverse that charge, less associated expenses, to its second quarter 1998 earnings, resulting in an extraordinary gain of approximately $75 million, pre-tax, or $2.35 per share.
         Eastern Enterprises owns and operates Boston Gas Company, New England's largest distributor of natural gas, serving 530,000 residential, commercial and industrial customers in Boston and 73 other eastern and central Massachusetts communities, and Midland Enterprises Inc., the leading carrier of coal and a major carrier of other dry bulk cargoes on the nation's inland waterways, with a fleet of 2,348 barges and 87 towboats. Headquartered in Cincinnati, Ohio, Midland provides low-cost marine transportation to many of the country's major industrial and agricultural regions. ServicEdge Partners, Inc., a new subsidiary of Eastern, provides HVAC equipment installation and service to customers in eastern Massachusetts.
         This release and other company reports and statements issued or made from time to time contain certain "forward-looking statements" concerning projected future financial performance, expected plans or future operations. Eastern cautions that actual results and developments may differ materially from such projections or expectations.
         Investors should be aware of important factors that could cause actual results to differ materially from the forward-looking projections or expectations. These factors include, but are not limited to:
                     the effect of strategic initiatives on earnings and cash flow, temperatures above or below normal in Boston Gas Company's service area, changes in market conditions for barge transportation, adverse weather and operating conditions on the inland waterways, uncertainties regarding the start-up of ServicEdge, including expense levels and customer acceptance, changes in economic conditions, including interest rates and the value of the dollar versus other currencies, regulatory and court decisions, and developments with respect to Eastern's previously-disclosed environmental liabilities.

                   Most of these factors are difficult to accurately predict and are generally beyond the control of the Company.


Eastern Enterprises' press releases are available via fax by calling, toll-free, 1-800-311-4607 or on the Internet at Eastern's Home Page on the World Wide Web:
                                               http://www.efu.com


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